NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 30, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 15, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the offer to purchase and merger between Alcan Inc. and Rio Tinto Canada Holding Inc., an indirect wholly owned subsidiary of Rio Tinto plc became effective on November 14, 2007. Each Common Share of Alcan Inc. not previously tendered was converted into $101.00 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 15, 2007.